Exhibit (a)(5)(vii)

IMPORTANT INFORMATION
 ABOUT THE OFFER TO PURCHASE FOR CASH ALL OUTSTANDING SHARES OF

ASPEN TECHNOLOGY, INC.
at
$265.00 per share
pursuant to the offer to purchase
dated February 10, 2025

Tendering is Easy!

If you hold your shares through a broker, call your broker NOW to tender your shares before it is too late!

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT ONE MINUTE AFTER
11:59 P.M., EASTERN TIME, ON MARCH 10, 2025,
UNLESS THE OFFER IS EXTENDED OR EARLIER TERMINATED.

IF YOU ARE A HOLDER OF COMMON STOCK AND WANT TO PARTICIPATE IN THE TENDER, PLEASE TENDER YOUR SHARES BEFORE THE TENDER OFFER EXPIRES.

TO RECEIVE VALUE FOR YOUR SHARES FOLLOWING THE CONSUMMATION OF THE TENDER OFFER, TENDER YOUR SHARES TODAY!

No matter how you hold your shares, we can help you tender.

INNISFREE M&A INCORPORATED,
the Information Agent for the transaction, is ready to answer your questions about tendering.
Please call toll-free at:

(877) 456-3524

BASED ON THE UNANIMOUS RECOMMENDATION OF THE
SPECIAL COMMITTEE, THE ASPEN TECHNOLOGY, INC. BOARD
RECOMMENDS THAT ASPEN TECHNOLOGY SHAREHOLDERS
ACCEPT THE OFFER AND TENDER THEIR SHARES.